Filed Pursuant to Rule 424(b)(3)

Registration No. 333-248872

Prospectus

DIGIRAD CORPORATION

1,492,321 Shares of 10.0% Series A Cumulative Perpetual Preferred Stock

This prospectus covers the sale or other disposition from time to time of up to 1,492,321 shares of our 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share (referred to herein as our “preferred stock”), by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors.

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of preferred stock or interests in shares of preferred stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We are not offering any shares of our preferred stock for sale under this prospectus. We will not receive any of the proceeds from the sale or other disposition of the shares of our preferred stock by the selling stockholders.

Our preferred stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “DRADP”. On September 11, 2020, the last reported sale price of our preferred stock was $8.59 per share.

An investment in our preferred stock involves significant risks. You should carefully consider the risk factors beginning on page 3 of this prospectus before you make your decision to invest in our shares of preferred stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our preferred stock is not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is September 25, 2020

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Unless the context requires otherwise, the terms “Digirad”, the “Company”, “we”, “us” and “our” in this prospectus refer to Digirad Corporation and its wholly-owned subsidiaries.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). From time to time, we may file one or more prospectus supplements to add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplements, together with additional information described below under the caption “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our preferred stock. You should read this entire prospectus carefully, including the “Risk Factors” section, as well as our historical financial statements and the notes thereto which are incorporated by reference in this prospectus.

Our Company

Digirad Corporation is a diversified holding company with three operating divisions: healthcare, building and construction, and real estate and investments.

Healthcare Division (Digirad Health)

Digirad Health designs, manufactures, and distributes diagnostic medical imaging products. Digirad Health operates in three businesses: Diagnostic Services, Mobile Healthcare, and Diagnostic Imaging. The Diagnostic Services business offers imaging and monitoring services to healthcare providers as an alternative to purchasing the equipment or outsourcing the procedure. The Mobile Healthcare business provides contract diagnostic imaging, including computerized tomography (“CT”), magnetic resonance imaging, positron emission tomography (“PET”), PET/CT, and nuclear medicine and healthcare expertise through a convenient mobile service. The Diagnostic Imaging business develops, sells, and maintains solid-state gamma cameras.

Building & Construction Division (ATRM)

ATRM Holdings, Inc. (“ATRM”) manufactures modular housing units for commercial and residential applications. ATRM operates in two businesses: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply retail operations. The modular building manufacturing business is operated by KBS Builders, Inc. (“KBS”), the structural wall panel and wood foundation manufacturing segment is operated by EdgeBuilder, Inc. (“EdgeBuilder”), and the retail building supplies are sold through Glenbrook Building Supply, Inc. (“Glenbrook”). KBS, EdgeBuilder and Glenbrook are wholly-owned subsidiaries of ATRM, which is a wholly-owned subsidiary of Digirad.

Real Estate & Investments Division

This business division manages the Company’s real estate assets and investments.

Additional Information

Digirad is a Delaware corporation, originally incorporated in California in November 1985, and we reincorporated in Delaware in January 1997. We have 19 wholly-owned active subsidiaries. Our principal executive offices are located at 1048 Industrial Court, Suwanee, GA 30024, and our telephone number is (858) 726-1600. Our website is www.digirad.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our preferred stock.

On September 10, 2019, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Lone Star Value Investors, LP (“LSVI”) for the resale of 300,000 shares of preferred stock issued in a private placement of such shares to LSVI on the same date. Jeffrey E. Eberwein, the Chairman of our board of directors and one of our significant stockholders, is also the Chief Executive Officer of Lone Star Value Management, LLC (“LSVM”), which is a wholly owned subsidiary of the Company and the investment manager of LSVI. Mr. Eberwein is also the sole manager of Lone Star Value Investors GP, LLC (“LSV GP”), the general partner of LSVI.

On July 22, 2020, LSVI completed the pro rata distribution of the 300,000 shares of preferred stock to its limited partners, which became the holders of record of such shares and entitled to the registration rights for such shares under the Registration Rights Agreement. The registration statement of which this prospectus is a part is being filed to satisfy our obligations with respect to those shares under the Registration Rights Agreement.

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Selling stockholder Jeffrey E. Eberwein (for himself personally and as trustee of the Jeffrey E Eberwein Revocable Trust U/A 10/1/2010 (the “Trust”)) is the Chairman of our board of directors and one our significant stockholders. Mr. Eberwein is also the Chief Executive Officer of LSVM, which is a wholly owned subsidiary of the Company and the investment manager of LSVI. In addition, Mr. Eberwein is the sole manager of LSV GP, the general partner of LSVI, and is the trustee of the Trust.

As of September 14, 2020, Mr. Eberwein personally held 842,430 of our preferred stock, and as trustee of the Trust he could be deemed the beneficial owner of 350,000 shares of our preferred stock. The issuance of these shares was previously registered on a Form S-4 filed by the Company which was declared effective by the SEC on August 9, 2019. Such shares of preferred stock were acquired in connection with our acquisition of ATRM in September 2019 (the “ATRM Merger”). As Mr. Eberwein is an affiliate of the Company we agreed to include such shares of preferred stock in the registration statement of which this prospectus is a part to allow Mr. Eberwein and the Trust to resell such shares. This registration statement also relates in part to the resale of an additional 117,606 shares held by the Trust, the issuance of which was not previously registered.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to 1,492,321 shares of our preferred stock. We are not offering any shares for sale under the registration statement of which this prospectus is a part.

Preferred stock outstanding immediately prior to this offering:	1,915,637 shares.

Preferred stock being offered by the selling stockholders hereunder:	Up to 1,492,321 shares.

Preferred stock to be outstanding immediately after this offering:	1,915,637 shares.

Use of proceeds:	We will not receive any proceeds from the sale of our preferred stock offered by the selling stockholders under this prospectus.

Risk Factors:	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our preferred stock.

Nasdaq ticker symbol:	DRADP

For additional information concerning the offering, see “Plan of Distribution” beginning on page 14.

Risk Factors

Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 3.

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Risk Factors

Any investment in our preferred stock is speculative and involves a high degree of risk. You should consider carefully the “Risk Factors” contained in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC and incorporated herein by reference. You should also carefully consider the information set forth under “Risk Factors” in any applicable prospectus supplement and in our filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, each incorporated by reference herein. You should also consider all other information contained in and incorporated by reference into this prospectus or any applicable prospectus supplement before making an investment decision. Additional risks and uncertainties that are currently unknown to us or that we currently consider to be immaterial may also adversely impair our business or adversely affect our financial condition or results of operations. If any of the events described in the risk factors incorporated by reference in this prospectus occurs, our business, financial condition or results of operations could be materially and adversely affected. In that event, the price of our preferred stock could decline and you could lose part or all of your investment.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors” and “Use of Proceeds,” as well as the information we incorporate herein by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding expectations, intentions and strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “target,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on our company and its subsidiaries. There can be no assurance that future developments will be those that have been anticipated. Factors that might cause such differences include, but are not limited to, those discussed in the section of this prospectus entitled “Risk Factors”. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to:

●	our financial performance, including our ability to generate revenue;

●	our recent conversion into a diversified holding company;

●	business interruptions resulting from health epidemics or pandemics or other contagious outbreaks, such as the recent coronavirus pandemic or geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires;

●	ability of our products and services to achieve and/or maintain market success;

●	success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	potential ability to obtain additional financing when and if needed;

●	our ability to protect our intellectual property;

●	our ability to complete strategic acquisitions;

●	our ability to complete strategic divestitures;

●	our ability to manage growth and integrate acquired operations;

●	our inability to pay dividends at the present time;

●	our ability to maintain compliance with The Nasdaq Stock Market LLC’s listing maintenance standards;

●	potential liquidity and trading of our securities;

●	regulatory or operational risks;

●	the effects of outbreaks of pandemic or contagious diseases, including the length and severity of the recent worldwide outbreak of coronavirus, now named as COVID-19, including its impact on our business;

●	downward revisions to, or withdrawals of, our credit ratings, if any, by third-party rating agencies; and

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

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We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the U.S., we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or other investments or strategic transactions we may engage in.

Use of Proceeds

We will not receive any of the proceeds from any sale or other disposition of the preferred stock covered by this prospectus. All proceeds from the sale of the preferred stock will be paid directly to the selling stockholders.

Determination of Offering PRice

Our preferred stock is listed on Nasdaq under the symbol “DRADP”. The actual offering price by the selling security holders of the shares of preferred stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling security holders or as otherwise described in the section entitled “Plan of Distribution.”

MARKET PRICE OF PREFERRED STOCK and dividends

Our preferred stock is currently listed on Nasdaq under the symbol “DRADP”.

The following table sets forth for the periods indicated, the reported high and low closing prices per share for our preferred stock since its listing on Nasdaq in September 2019.

	Preferred Stock
Period	High	Low
2019:
Third Quarter (starting September 13, 2019)	$10.23	$9.33
Fourth Quarter	$9.95	$4.31
2020:
First Quarter	$6.33	$5.05
Second Quarter	$7.30	$5.72
Third Quarter (through September 24, 2020)	$8.66	$7.01

On September 11, 2020, the last reported sale price of our preferred stock on Nasdaq was $8.59 per share. As of September 14, 2020, we had 143 holders of record of our preferred stock. This figure does not reflect the beneficial ownership or shares held in nominee name.

Dividend Policy

We are not current in the payment of dividends on our preferred stock. The payment of dividends on our preferred stock will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our future debt agreements, and other factors that our board of directors may deem relevant.

Holders of shares of our preferred stock are entitled to receive, when, as and if, authorized by our board of directors (or a duly authorized committee of our board of directors) and declared by us, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 10.0% per annum of the liquidation preference of $10.00 per share (equivalent to a fixed annual amount of $1.00 per share).

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Dividends are payable quarterly, in arrears, on the last calendar day of March, June, September and December (each a “dividend payment date”); provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. To date no dividends have been paid on the preferred stock and as a result, cumulative dividends will continue to accrue as part of the liquidation value of the preferred stock.

Dividends will be payable to holders of record as they appear in our stock records for the preferred stock at the close of business on the corresponding record date, which shall be the first day of each month in which a quarterly dividend is to be paid, whether or not a business day (each, a “dividend record date”). As a result, holders of shares of preferred stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date. Our board of directors will not authorize, declare, pay or set apart for payment any dividends on shares of preferred stock at any time that the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the preferred stock will accumulate whether or not restrictions exist in respect thereof, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not we declare such dividends. Accumulated but unpaid dividends on the preferred stock will not bear interest, and holders of the preferred stock will not be entitled to any distributions in excess of full cumulative dividends described above. Except as stated in the two paragraphs below, no dividends will be declared and paid or set apart for payment on any common stock or any series or class of equity securities ranking junior to the preferred stock (other than a dividend in shares of common stock or in shares of any other class of stock ranking junior to the preferred stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment of those dividends is set apart for such payment) on the preferred stock for all past dividend periods.

If we do not declare and either pay or set apart for payment the full cumulative dividends on the preferred stock and all shares of capital stock that are equal in rank with preferred stock, the amount which we have declared will be allocated ratably to the preferred stock and to each series of shares of capital stock equal in rank so that the amount declared for each share of preferred stock and for each share of each series of capital stock equal in rank is proportionate to the accrued and unpaid dividends on those shares.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the preferred stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment is set apart for payment) for all past dividend periods, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the preferred stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon our common stock, or any of our other capital stock ranking junior to or equal with the preferred stock as to dividends or upon liquidation, nor shall we redeem, purchase, or otherwise acquire for any consideration (or pay or make any monies available for a sinking fund for the redemption of any such shares) any shares of common stock, or any other shares of our capital stock ranking junior to or equal with the preferred stock as to dividends or upon liquidation.

Holders of shares of the preferred stock are not entitled to any distribution, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the preferred stock as described above. Any dividend payment made on the preferred stock will first be credited against the earliest accumulated but unpaid dividends on the preferred stock will accumulate as of the dividend payment date on which they first become payable.

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PRINCIPAL AND SELLING STOCKHOLDERS

We are registering the shares of preferred stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table sets forth certain information available to us with respect to the beneficial ownership of our preferred stock as of September 14, 2020, and as adjusted to reflect the sale of our preferred stock offered by the selling stockholders in this offering, by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our preferred stock;

●	each of our directors;

●	each of our named executive officers;

●	all of our current executive officers and directors as a group; and

●	each selling stockholder

The table lists applicable percentage ownership based on 1,915,637 shares of preferred stock outstanding as of September 14, 2020. There are no warrants or options to purchase shares of our preferred stock that are exercisable within 60 days of September 14, 2020, which are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of preferred stock shown as beneficially owned by them.

We have based the percentage ownership of our preferred stock after this offering, on 1,915,637 shares of our preferred stock outstanding as of September 14, 2020, assuming the sale by the selling stockholders in this offering of 1,492,321 preferred stock shares.

The address for each person or entity listed in the table is provided below the table.

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from a selling stockholder named in this prospectus after the effective date of this prospectus.

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No.	Name of Beneficial Owner	Preferred Shares Owned Prior to Offering (# of shares)	Percent of Preferred Stock Outstanding Before Offering	Preferred Shares to be Sold Pursuant to this Prospectus (# of shares)	Total Beneficial Ownership After Offering (# of shares)	Percent of Preferred Stock Outstanding After Offering
(1)	2013 Ernest Petschek Trust FBO Anne Slichter	1,103	*	1,103	-	-%
(2)	Alexander D. Williams & Courtney M. Williams	1,352	*	1,352	0	0%
(3)	Alexander S. Mottershead	4,609	*	1,584	3,025	*
(4)	Brown Investment Partnership, LP	3,387	*	3,387	-	-%
(5)	Bruce G. Wilcox	372	*	123	249	*
(6)	Carolyn M. Climaco	704	*	241	463	*
(7)	Citco Global Custody (NA) N.V. Ref Thomas Welles Fund I LLC	32,083	1.7%	10,714	21,369	1.1%
(8)	Clarkenn Investments, Ltd.	687	*	687	-	-%
(9)	Clearwell Investment Partners Series A, LLC	2,241	*	2,241	-	-%
(10)	Cooper Manning	1,969	*	676	1,293	*
(11)	David A. Smith	2,873	*	951	1,922	*
(12)	David Heikkinen and Ann Heikkinen	4,077	*	1,352	2,725	*
(13)	Deep Creek Capital Partners LP	730	*	241	489	*
(14)	Fox Rock Capital LLC as Investment Advisor to Elizabeth Hale Kendall 2010 Trust	19,052	1.0%	6,314	12,738	*
(15)	Fox Rock Capital LLC as Investment Advisor to Robert T Hale Jr. 2010 Trust	19,052	1.0%	6,314	12,738	*
(16)	Fox Rock Capital LLC as Investment Advisor to Robert T. and Karen R. Hale, JTWROS	31,196	1.6%	10,338	20,858	1.1%
(17)	Fox Rock Capital LLC as Investment Advisor to Robert T. Hale Jr 2020 Gift Trust	13,573	*	4,499	9,074	*
(18)	Frank A. McGrew, IV and Neely P. McGrew	756	*	251	505	*
(19)	Frederick Scott Robertson	273	*	90	183	*
(20)	Freestone Capital Partners, LP	570	*	570	-	-%
(21)	Freestone Capital Partners, Ltd.	475	*	475	-	-%
(22)	Freestone Capital Qualified Partners, LP	1,332	*	1,332	-	-%
(23)	George Family Trust Dated March 17, 1997	1,604	*	551	1,053	*
(24)	Glenn Salzman	1,912	*	1,912	-	-%
(25)	Hoak FOF LP	180	*	180	-	-%
(26)	J. Christopher Floyd	1,099	*	365	734	*
(27)	Jay Pack	3,330	*	1,104	2,226	*
(28)	JFI-AV OFFSHORE, LLC	1,747	*	1,578	169	*
(29)	JFI-AV, LLC	10,350	*	9,351	999	*
(30)	John F. Rowan Jr.	901	*	901	-	-%
(31)	John J Raggio	1,124	*	1,124	-	-%
(32)	John J. Wilson	1,213	*	1,213	-	-%
(33)	John L. Ferris	3,972	*	1,364	2,608	*
(34)	John Richard Doherty	816	*	269	547	*
(35)	John T. Morris	773	*	773	-	-%
(36)	Kevin M Rendino	9,185	*	3,044	6,141	*

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(37)	Korenvaes Capital Partners LP	7,057	*	2,424	4,633	*
(38)	Lee/Wei Family Trust	1,829	*	606	1,223	*
(39)	Leslie R Sherrill and Laura L Kelly-Sherrill JTWROS-TBE	2,754	*	2,754	-	-%
(40)	Martin R. de Laureal, Jr.	688	*	621	67	*
(41)	Mary Clare Finney Marital Deduction Trust	5,544	*	2,754	2,790	*
(42)	Michael E. Montgomery	2,097	*	694	1,043	*
(43)	Michelle B. Fang Henry W. Fang JT TEN	815	*	271	544	*
(44)	North Sound Partners LP	5,703	*	5,703	-	-%
(45)	Palm Global Fund of Funds, L.P.	1,359	*	450	909	*
(46)	Paul Saunders	34,609	1.8%	11,891	22,718	1.2%
(47)	Pacific Premier Trust FBO James M. Hoak IRA	7,315	*	2,424	4,891	*
(48)	Perry J Radoff, P.C. Profit Sharing Plan	2,004	*	689	1,315	*
(49)	Peter L. Rukeyser	2,570	*	2,570	-	-%
(50)	Poco Bay Company	16,028	*	5,508	10,520	*
(51)	Reid S. Walker	2,116	*	726	1,390	*
(52)	Richard D. Fors Jr. Revocable Trust of 2010 DTD 01-19-2010	1,278	*	1,278	-	-%
(53)	Robbie W. Raphael Marital Trust	1,278	*	1,278	-	-%
(54)	RTCS, Ltd	5,508	*	5,508	-	-%
(55)	Ryan R. Gilbertson	2,754	*	2,754	-	-%
(56)	So-Fei Wei Fang Trust	1,541	*	511	1,030	*
(57)	Sucaba CRUT LLC	1,641	*	1,641	-	-%
(58)	Sucaba LLC	6,181	*	6,181	-	-%
(59)	Susan W. Floyd	1,099	*	365	734	*
(60)	The Mai Y Hanlon Revocable Trust	401	*	138	263	*
(61)	Tiedemann Trust Company as Investment Advisor to Baker Nye, LP	241	*	241	-	-%
(62)	Todd Fruhbeis	1,809	*	621	1,188	*
(63)	Tribeca Heavy Industries LLC	5,792	*	1,919	3,873	*
(64)	TTC Global Long/Short Fund QP, LP	32,442	1.7%	32,442	-	-%
(65)	TWM Partners Fund LP	1,213	*	1,213	-	-%
(66)	Ward Capital, L.P.	21,180	1.1%	7,020	14,160	*
(67)	Yves-Andre Istel	229	*	229	-	-%
(68)	Zuaiter Capital Holdings, LLC	897	*	297	600	*
(69)	Jeffrey E. Eberwein	1,310,036	68.4%	1,310,036	1,310,036	68.4%
(70)	Matthew G. Molchan	-	-	-	-	-%
(71)	John W. Sayward	-	-	-	-	-%
(72)	Michael A. Cunnion	-	-	-	-	-%
(73)	Mitchell I. Quain	-	-	-	-	-%
(74)	David J. Noble	-	-	-	-	-%
(75)	Martin B. Shirley	-	-	-	-	-%
	All current directors and executive officers as a group (8 persons)	1,310,036	68.4%	1,310,036	1,310,036	68.4%

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*Represents less than 1%

Nos. (1)-(69) are selling stockholders

(1)	c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890
(2)	96 Grosvenor Road, Rochester, NY 14610
(3)	430 East 56th St., #9B, New York, NY 10022
(4)	819 Broad Street, Chattanooga, TN 37402
(5)	1365 York Ave., 35E, New York, NY 10021
(6)	390 Blossom Lane, Chagrin Falls, OH 44022
(7)	Citco Banking Corporation NV, Attn: Trading & Custody Dept., De Ruyterkade 62, PO Box 707, Willemstad, Curacao
(8)	4144 N. Central Expressway, Suite 600, Dallas, TX 75204
(9)	610 W De Leon Street, Tampa, FL 33606
(10)	1435 Webster Street, New Orleans, LA 70118
(11)	3100 Monticello Ave., Suite 575, Dallas, TX 75205
(12)	2255 Goldsmith St., Houston, TX 77030
(13)	2 Chedworth Road, Scarsdale, NY 10583
(14)	c/o investment advisor Fox Rock Capital, 150 Newport Avenue Extension, Quincy, MA 02171
(15)	c/o investment advisor Fox Rock Capital, 150 Newport Avenue Extension, Quincy, MA 02171
(16)	c/o investment advisor Fox Rock Capital, 150 Newport Avenue Extension, Quincy, MA 02171
(17)	c/o investment advisor Fox Rock Capital, 150 Newport Avenue Extension, Quincy, MA 02171
(18)	5321 Cherry Blossom Trail, Nashville, TN 37215
(19)	2321 Persa St., Houston, TX 77019
(20)	701 5th Ave., 74th Floor, Seattle, WA 98104
(21)	701 5th Ave., 74th Floor, Seattle, WA 98104
(22)	701 5th Ave., 74th Floor, Seattle, WA 98104
(23)	1503 W Caribbean Lane, Phoenix, AZ 85023
(24)	39 The Fairway, Montclair, NJ 07043
(25)	3963 Maple Ave., Suite 450, Dallas, TX 75219
(26)	5108 Vickery Blvd., Dallas, TX 75206
(27)	3889 Maple Ave., 6th Floor, Dallas, TX 75219
(28)	410 Park Ave., Suite 620, New York, NY 10022
(29)	410 Park Ave., Suite 620, New York, NY 10022
(30)	1727 Arabella St., New Orleans, LA 70115
(31)	100 Worth Ave., Apt 408, Palm Beach, FL 33480
(32)	16610 N. Dallas Parkway, Suite 1200, Dallas, TX 75248
(33)	3110 Beverly Drive, Dallas, TX 75205
(34)	51 Scofield Lane, New Canaan, CT 06840
(35)	15 Tomahawk Lane, Greenwich, CT 06830
(36)	166 Upper Mountain Avenue, Montclair, NJ 07042. Of the preferred shares being registered for resale pursuant to this prospectus for Mr. Rendino, he holds 1,377 shares personally and 1,667 through his individual retirement account Pensco Trust Company Cust FBO Kevin M Redino IRA.
(37)	3879 Maple Ave., #150, Dallas, TX 75219
(38)	268 Oak Grove Ave., Atherton, CA 94027
(39)	c/o Laulima Family Offices LLC, 1003 Bishop Street, Suite 1200, Honolulu, HI 96813
(40)	1570 Henry Clay Ave., New Orleans, LA 70118
(41)	8201 Preston Rd., Suite 440, Dallas, TX 75225
(42)	1020 E. Levee, Suite 130, Dallas, TX 75207
(43)	2921 Waterstone Ct., Fort Collins, CO 80525
(44)	115 East Putnam Avenue, 2nd Floor, Greenwich, CT 06340
(45)	19 West Elm Street, Greenwich, ST 06880
(46)	2700 N. Ocean Drive, Singer Island, FL 33404
(47)	3963 Maple Ave., Suite 450, Dallas, TX 75219
(48)	3112-2 Mid Lane, Houston, TX 77027
(49)	8 Philips Lane, Rye, NY 10580
(50)	14000 Quail Springs Parkway, Suite 2200, Oklahoma City, OK 73134
(51)	5310 Elden Drive, Dallas, TX 75220
(52)	518 Lake Louise, Unit 804, Naples, FL 34110
(53)	12 Lakeside Park, Dallas, TX 75225
(54)	8201 Preston Rd., Suite 440, Dallas, TX 75225
(55)	8615 Eagle Creek Circle, Savage, MN 55378
(56)	3288 Terra Granada Dr., #3B, Walnut Creek, CA 94595
(57)	147 East 48th Street, New York, NY 10017

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(58)	147 East 48th Street, New York, NY 10017
(59)	1717 Bunkhouse Road, Frisco, TX 75036
(60)	188 Collins Road, Newton, MA 02468
(61)	200 Bellevue Parkway, Suite 525, Wilmington, DE 14809
(62)	275 Lyons Plain Rd., Weston, CT 06883
(63)	303 Greenwich Street, New York, NY 10013
(64)	200 Bellevue Parkway, Suite 525, Wilmington, DE 19809
(65)	200 Bellevue Parkway, Suite 525, Wilmington, DE 19809
(66)	5949 Sherry Lane, Suite 650, Dallas, TX 75225
(67)	200 Bellevue Parkway, Suite 525, Wilmington, DE 19809
(68)	165 Mason Street, Suite 200, Greenwich, CT 06830
(69)	53 Forest Ave., Old Greenwich, CT 06870. Of the preferred shares being registered for resale pursuant to this prospectus for Mr. Eberwein, he holds such shares personally and as the trustee of the Jeffrey E Eberwein Revocable Trust U/A 10/1/2010, including 842,430 previously registered shares held personally by Mr. Eberwein, 350,000 previously registered shares held as trustee of the Trust, and 117,606 previously unregistered shares held as trustee of the Trust.
(70)	c/o Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024
(71)	c/o Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024
(72)	c/o Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024
(73)	c/o Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024
(74)	c/o Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024
(75)	c/o Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024

Material Relationships with Selling Stockholders

Selling stockholder Jeffrey E. Eberwein is the Chairman of our board of directors and one our significant stockholders. Mr. Eberwein is also the Chief Executive Officer of LSVM, which is a wholly owned subsidiary of the Company and the investment manager of LSVI. In addition, Mr. Eberwein is the sole manager of LSV GP, the general partner of LSVI, and is the trustee of the Trust. Mr. Eberwein (for himself personally and as trustee of the Trust) is a selling stockholder under the registration statement of which this prospectus is a part, as indicated in the table above.

ATRM Merger

On September 10, 2019, we completed the acquisition of ATRM pursuant to an Agreement and Plan of Merger, dated as of July 3, 2019 (the “ATRM Merger Agreement”), among Digirad, Digirad Acquisition Corporation, a Minnesota corporation and wholly-owned subsidiary of Digirad (“Merger Sub”), and ATRM. Under the terms of the ATRM Merger Agreement, Merger Sub merged with and into ATRM, with ATRM surviving as a wholly owned subsidiary of Digirad.

Prior to the closing of the ATRM Merger, Mr. Eberwein, who was the Chairman of the Board of the ATRM board of directors, and his affiliates owned approximately 17.4% of the outstanding ATRM common stock. In addition, LSVI owned 222,577 shares of the ATRM preferred stock and another 374,562 shares of ATRM preferred stock were owned directly by Lone Star Value Co-Invest I, LP (“LSV Co-Invest I”).

At the effective time of the ATRM Merger, (i) each share of ATRM common stock converted into the right to receive three one-hundredths (0.03) of a share of our preferred stock and (ii) each share of ATRM preferred stock converted into the right to receive two and one-half (2.5) shares our preferred stock. As of September 14, 2020, Mr. Eberwein beneficially owned approximately 7.5% of our outstanding common stock.

In addition, as of September 14, 2020, Mr. Eberwein and the Trust (for which Mr. Eberwein is the trustee) beneficially owned an aggregate of 1,310,036 shares of our preferred stock. Mr. Eberwein personally held 842,430 of our preferred stock, and as trustee of the Trust he could be deemed the beneficial owner of 350,000 shares of our preferred stock. The issuance of these shares was previously registered on a Form S-4 filed by the Company, which was declared effective by the SEC on August 9, 2019, in connection with the ATRM Merger. As Mr. Eberwein is an affiliate of the Company we agreed to include such shares of preferred stock in the registration statement of which this prospectus is a part to allow Mr. Eberwein and the Trust to resell such shares. This registration statement also relates in part to the resale of an additional 117,606 shares held by the Trust, the issuance of which was not previously registered. Mr. Eberwein disclaims beneficial ownership of our preferred stock, except to the extent of his pecuniary interest therein.

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Private Placement

Immediately prior to the closing of the ATRM Merger, we issued 0.3 million shares of our preferred stock in a private placement (the “Private Placement”) to LSVI for a price of $10.00 per share for total proceeds to us of $3.0 million. The Private Placement was made pursuant to the terms of a Stock Purchase Agreement, dated as of September 10, 2019. The shares of our preferred stock sold in the Private Placement have not been registered under the Securities Act and may not be resold absent registration under, or exemption from registration under, the Securities Act.

At the closing of the Private Placement, we and LSVI entered into the Registration Rights Agreement, pursuant to which we agreed to file a registration statement with the SEC, covering the resale of the shares our preferred stock issued in the Private Placement. The registration statement of which this prospectus is a part is being filed to satisfy our obligations under the Registration Rights Agreement.

Put Option Agreement

In addition, prior to the effective time of the ATRM Merger, we entered into a put option purchase agreement with Mr. Eberwein, pursuant to which we have the right to require Mr. Eberwein to acquire up to 0.1 million shares of our preferred stock at a price of $10.00 per share for aggregate proceeds of up to $1.0 million at any time, in our discretion, during the 12 months following the effective time of the ATRM Merger (the “Issuance Option”). In March 2020, Mr. Eberwein extended the Issuance Option through June 30, 2021.

ATRM Notes Payable

ATRM, our wholly owned subsidiary as a result of the ATRM Merger, has the following related party promissory notes outstanding:

(i)	Unsecured promissory note (principal amount of $0.7 million payable to LSV Co-Invest I), with interest payable semi-annually at a rate of 10.0% per annum (LSV Co-Invest I may elect to receive interest in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on January 12, 2020 (the “January Note”). Mr. Eberwein is the sole manager of LSV GP, the general partner of LSVI and LSV Co-Invest I, and is the sole owner of LSV Co-Invest I. On November 13, 2019, LSV Co-Invest I extended the maturity date of the January Note from January 12, 2020, to the earlier of (i) October 1, 2020 and (ii) the date when the January Note is no longer subject to a certain Subordination Agreement dated January 12, 2018, as amended, in favor of Gerber.

(ii)	Unsecured promissory note (principal amount of $1.2 million payable to LSV Co-Invest I), with interest payable semi-annually at a rate of 10.0% per annum (LSV Co-Invest I may elect to receive interest in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on June 1, 2020 (the “June Note”). On November 13, 2019 LSV Co-Invest I also extended the maturity date of the June Note from June 1, 2020, to the earlier of (i) October 1, 2020 and (ii) the date when the January Note is no longer subject to a certain Subordinate Agreement dated June 1, 2018, as amended, in favor of Gerber.

(iii)	Unsecured promissory note (principal amount of $0.3 million payable to LSVM), with interest payable annually at a rate of 10.0% per annum (LSVM may elect to receive any interest payment entirely in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on November 30, 2020 (the “LSVM Note”). Mr. Eberwein is also the Chief Executive Officer of LSVM, which is the investment manager of LSVI and LSV Co-Invest I.

LSVM and LSV Co-Invest I on July 17, 2019, waived any right to accelerate payment with respect to the ATRM Merger under the LSVM Note, the January Note, and the June Note. In March 2020, Mr. Eberwein, sole manager of LSV Co-Invest I and LSVM, provided us with a Letter of Support for the LSVM Note, the January Note, and the June Note indicating that the applicable holder of such notes will take no adverse action against ATRM for failure to pay the principal due on the applicable note by the maturity date and intends to work with us and ATRM to assure our financial success.

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Acquisition of LSVM

On April 1, 2019, ATRM entered into a Membership Interest Purchase Agreement (the “LSVM Purchase Agreement”) with LSVM and Mr. Eberwein. Pursuant to the terms of the LSVM Purchase Agreement, Mr. Eberwein sold all of the issued and outstanding membership interests of LSVM to ATRM (the “LSVM Acquisition”) for a purchase price of $100.00, subject to a working capital adjustment provision. The LSVM Acquisition closed simultaneously with the execution and delivery of the LSVM Purchase Agreement, and was deemed effective as of January 1, 2019 for accounting purposes, as a result of which LSVM became a wholly-owned subsidiary of ATRM. Pursuant to the LSVM Purchase Agreement, the current assets as well as the $0.3 million promissory note issued by ATRM and current liabilities existing prior to January 1, 2019 remain with Mr. Eberwein. Cash contributions made by Mr. Eberwein subsequent to the ATRM Merger also exist as a payment due to Mr. Eberwein by ATRM. The LSVM Purchase Agreement contains representations, warranties, covenants and indemnification provisions customary for transactions of this type. LSVM was acquired by us as part of the ATRM Merger.

Eberwein Guarantees

On March 29, 2019, in connection with our entry into a Loan and Security Agreement with Sterling National Bank (the “SNB Loan Agreement”), Mr. Eberwein entered into a Limited Guaranty Agreement (the “SNB Eberwein Guaranty”) with Sterling National Bank (“SNB”) pursuant to which he guaranteed to SNB the prompt performance of all the obligations of the borrowers under the SNB Loan Agreement to SNB, including the full payment of all indebtedness owed by such borrowers to SNB under or in connection with the SNB credit facility. Mr. Eberwein’s obligations under the SNB Eberwein Guaranty are limited in the aggregate to the amount of (a) $1.5 million, plus (b) reasonable costs and expenses of SNB incurred in connection with the SNB Eberwein Guaranty. Mr. Eberwein’s obligations under the SNB Eberwein Guaranty terminate upon our and the SNB credit facility borrowers achieving certain milestones set forth therein.

On January 31, 2020, contemporaneously with our execution and delivery of a Loan and Security Agreement with certain of our subsidiaries and Gerber Finance Inc. (the “Star Loan Agreement”), Mr. Eberwein executed and delivered a guaranty (the “Gerber Eberwein Guaranty”) to Gerber Finance Inc. (“Gerber”) pursuant to which he guaranteed the performance of all the borrowers’ obligations under the Star Loan Agreement to Gerber, including the full payment of all indebtedness owing by such borrowers to Gerber under or in connection with the Star Loan Agreement and related financing documents. Mr. Eberwein’s obligations under the Gerber Eberwein Guaranty are limited in the aggregate to the amount of (a) $2.5 million, plus (b) costs of Gerber incidental to the enforcement of the Gerber Eberwein Guaranty or any guaranteed obligations.

On March 5, 2020, contemporaneously with the execution and delivery of a First Amendment to Loan and Security Agreement with Gerber that amended a January 31, 2020 Loan Agreement (the “EBGL Loan Agreement”) between certain of our subsidiaries (the “EBGL Borrowers”) and Gerber, Mr. Eberwein executed and delivered a guaranty (the “EBGL Eberwein Guaranty”) to Gerber pursuant to which he guaranteed the performance of all the EBGL Borrowers’ obligations to Gerber under the EBGL Loan Agreement, including the full payment of all indebtedness owing by the EBGL Borrowers to Gerber under or in connection with the EBGL Loan Agreement and related financing documents. Mr. Eberwein’s obligations under the EBGL Eberwein Guaranty are limited in the aggregate to the amount of (a) $500 thousand, plus (b) costs of Gerber incidental to the enforcement of the EBGL Eberwein Guaranty or any guaranteed obligations.

As a condition to a loan made by Premier Bank (“Premier”) to Glenbrook and EdgeBuilder pursuant to that certain Revolving Credit Loan Agreement, dated June 30, 2017, by and among Glenbrook, EdgeBuilder and Premier (the “Premier Loan Agreement”), Mr. Eberwein entered into a guaranty in favor of Premier, absolutely and unconditionally guaranteeing all of the borrowers’ obligations thereunder.

Eberwein Premier Participation

Pursuant to a certain Participation Agreement by and between Mr. Eberwein and Premier, which was signed on March 31, 2020 and was effective as of March 26, 2020, Mr. Eberwein purchased a ratable participation in, and assumed a ratable part of, the aggregate maximum principal amount of the outstanding balance of the loan under the Premier Loan Agreement in the amount of $0.3 million.

Subordination Agreement

LSVM and LSV Co-Invest I are party to subordination agreements with ATRM and Gerber pursuant to which LSVM and LSV Co-Invest I agreed to subordinate the obligations of ATRM under their unsecured promissory notes to the obligations of the borrowers to Gerber.

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PLAN OF DISTRIBUTION

Each selling stockholder of the preferred stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their preferred stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the preferred stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling preferred stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the preferred stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares of preferred stock at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of preferred stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of preferred stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of shares of preferred stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the preferred stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of preferred stock short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of preferred stock offered by this prospectus, which preferred stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the preferred stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the preferred stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of preferred stock.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the preferred stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the preferred stock may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of preferred stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares of preferred stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of preferred stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares of preferred stock may not simultaneously engage in market making activities with respect to the preferred stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the preferred stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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Legal Matters

The validity of the securities offered hereby will be passed upon for us by Olshan Frome Wolosky LLP of New York, New York.

Experts

The consolidated financial statements as of December 31, 2019 and 2018 and for the years then ended incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

This prospectus constitutes a part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act with respect to our preferred stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and our preferred stock offered by this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below. Statements contained or incorporated by reference in this prospectus concerning the provisions of certain documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We maintain an internet website at www.digirad.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the investor relations section of our website at http://ir.digirad.com, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 9, 2020, and the amendment to our Annual Report on Form 10-K/A filed with the SEC on April 17, 2020;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 15, 2020 and for the quarter ended June 30, 2020 filed with the SEC on August 13, 2020;

●	our Current Reports on Form 8-K filed with the SEC on February 6, 2020, March 10, 2020, April 7, 2020, April 9, 2020, May 1, 2020, May 6, 2020, May 29, 2020, June 10, 2020, July 20, 2020, July 21, 2020 and August 3, 2020;

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●	the description of our preferred stock set forth in our registration statement on Form S-1 filed with the SEC on April 30, 2020, as amended on Form S-1/A filed with the SEC on May 20, 2020 and May 26, 2020, and including its related final prospectus filed pursuant to Rule 424(b)(4) filed with the SEC on May 27, 2020, Registration No. 333-237928; and

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 1, 2020.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference into this prospectus (excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents), without charge, by written or oral request directed to Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024, by telephone at (858) 726-1600, or via the investor relations section of our website at http://ir.digirad.com, or from the SEC through the SEC’s internet website at the address provided under “Where You Can Find More Information”.

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Section 145 of the Delaware General Corporation Law and our amended and restated bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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1,492,321 Shares

Digirad Corporation

10.0% Series A Cumulative Perpetual Preferred Stock

September 25, 2020